EXHIBIT 99.1

Eagle Bancorp Announces Quarterly Earnings, Declares Quarterly Cash Dividend and Announces Stock Repurchase Program

HELENA, Mont., Jan. 17, 2008 (PRIME NEWSWIRE) -- Eagle Bancorp ("Eagle")(OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $219,000, or $0.20 per share ($0.18 per share diluted), for the three months ended December 31, 2007, and declared a cash dividend of $0.24 per share. Earnings for the quarter decreased by 52.49% from the $461,000 earned for the quarter ended December 31, 2006. Earnings for the six month period ended December 31, 2007 were $683,000, or $0.64 per share ($0.56 per share diluted), a decrease of $200,000 or 22.65%, compared to $883,000 for the six month period ended December 31, 2006. "We are pleased with our growth in net interest income for this quarter and for the six month period ending December 31, 2007. Excluding the losses in market value on the preferred stock held in our investment portfolio, our financial performance has been strong," said CEO Pete Johnson.

The decrease in net income for the second quarter was the result of an increase in net interest income of $147,000, offset by a decrease in noninterest income of $323,000 and an increase in noninterest expense of $126,000. Eagle's tax provision was $60,000 lower in the current quarter.

Noninterest income decreased substantially due to a loss in market value on investments in certain preferred stock, issued by Fannie Mae and Freddie Mac. Under Statement of Financial Accounting Standard (SFAS) No. 159 Fair Value Option for Financial Assets and Financial Liabilities, a company elects fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis and subsequent changes in fair value are recognized in earnings when incurred. For the quarter, the market value of Fannie Mae and Freddie Mac preferred stock, owned by Eagle, decreased $390,000 and is reflected in noninterest income. In recent months both agencies announced major write-downs of asset values during the quarter, which impacted their common equity prices as well. They also each issued new offerings of preferred stock to bolster their capital. These new issues have higher coupons than the preferred stock held by Eagle, which also contributed to the decline in the market value of the issues held by Eagle.

Eagle's annualized return on assets was 0.35% and its annualized return on equity was 3.50% for the quarter, compared with 0.78% and 7.79%, respectively, for the same quarter in 2006.

Total interest and dividend income increased $392,000 to $3,494,000 for the quarter ended December 31, 2007 from $3,102,000 for the quarter ended December 31, 2006. This was due primarily to an increase in interest and fees on loans of $373,000. Higher funding costs caused total interest expense to increase by $245,000 to $1.7 million for the quarter ended December 31, 2007 from $1.47 million for the quarter ended December 31, 2006. Interest expense on deposits increased $129,000 and interest expense on advances increased $116,000.

Earnings for the six month period ended December 31, 2007 were $683,000, or $0.64 per share ($0.56 per share diluted), a decrease of $200,000, or 22.65%, compared to $883,000, or $0.82 per share ($0.73 per share diluted) for the six month period ended December 31, 2006. The decrease in net income for the period was the result of an increase in net interest income of $202,000 offset by a decrease in noninterest income of $276,000 and an increase in noninterest expense of $178,000. Eagle's tax provision was $52,000 lower in the current period. Net interest income was higher as the yield on earning assets outpaced the interest costs of funding. The decrease in noninterest income was primarily attributable to the recognition of a decline in value of $431,000 on Fannie Mae and Freddie Mac preferred stock as described above. Noninterest expense increase was primarily due to an increase in salaries and employee benefits of $202,000 resulting from merit raises, inflationary costs, and a slightly larger staff. Eagle's annualized return on assets was 0.55% and its annualized return on equity was 5.55%, compared with 0.76% and 7.61% respectively for the same six-month period in 2006.

Total assets increased by $6.30 million, or 2.57%, to $250.99 million at December 31, 2007 from $244.69 million at June 30, 2007. Loans receivable increased $6.49 million, or 4.1%, to $164.63 million from $158.14 million. Loans held-for-sale decreased to $748 thousand from $1.18 million. Deposits decreased $4.64 million, or 2.58%, to $175.00 million at December 31, 2007 from $179.65 million at June 30, 2007. Advances from the Federal Home Loan Bank and other borrowings increased $13.7 million, or 45.67%, to $43.70 million from $30.0 million, while federal fund purchases decreased from $3.8 million to zero. Total stockholders' equity increased $1.05 million or 4.36%, to $25.14 million at December 31, 2007 from $24.09 million at June 30, 2007, as a result of the net income for the period of $683,000 and a decrease in accumulated other comprehensive loss of $771,000 (mainly due to a decrease in net unrealized loss on securities available-for-sale). These were partially offset by dividends paid and purchases of treasury stock.

Eagle's Board of Directors declared a quarterly cash dividend of $0.24 per share for the second quarter of Eagle's fiscal year. The dividend is payable February 8, 2008 to shareholders of record at the close of business on January 25, 2008.

Eagle also announced that the Board of Directors approved a repurchase program for the company's shares. The Board's action permits Eagle to acquire up to 28,750 shares of its common stock subject to market conditions. This represents approximately 6.7% of the outstanding common stock currently held by the public. Repurchases are authorized to be made from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be held for general corporate purposes and/or issuance pursuant to Eagle's benefit plans. The repurchase plan also allows for the possibility of unsolicited negotiated transactions or other types of purchases. No shares will be purchased from directors or officers of Eagle.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 59% of Eagle Bancorp's outstanding common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Eagle intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

 EAGLE BANCORP AND SUBSIDIARY
 (consolidated)
 (Dollars in Thousands)
                                                 December 31,  June 30,
                                                     2007        2007
                                                 (Unaudited)  (Audited)
 ASSETS
 Cash and due from banks                             4,426       2,709
 Interest-bearing deposits with banks                  350         360
                                                   -------     -------
 Total cash and cash equivalents                     4,776       3,069

 Investment securities FAS 159, at market value      1,401           0
 Investment securities available-for-sale, at
  market value                                      61,280      64,774
 Investment securities held-to-maturity, at cost       726         921
 Investment in nonconsolidated subsidiary              155         155
 Federal Home Loan Bank stock, at cost               1,315       1,315
 Mortgage loans held-for-sale                          748       1,175
 Loans receivable, net of deferred loan fees
  and allowance for loan losses of $515 at
  December 31, 2007 and $518 at June 30, 2007      164,626     158,140
 Accrued interest and dividends receivable           1,352       1,333
 Mortgage servicing rights, net                      1,651       1,628
 Property and equipment, net                         6,419       5,806
 Cash surrender value of life insurance              6,165       5,764
 Real estate acquired in settlement of loans,
  net of allowance for losses                            0           0
 Other assets                                          372         606
                                                   -------     -------

    Total assets                                   250,986     244,686
                                                   =======     =======

 LIABILITIES
 Deposit accounts:
  Noninterest bearing                               12,967      13,694
  Interest bearing                                 162,037     165,953
                                                   -------     -------
    Total deposits                                 175,004     179,647

 Federal Funds Purchased                                 0       3,800
 Advances from Federal Home Loan Bank and
  Other Borrowings                                  43,700      30,000
 Long-Term Subordinated Debentures                   5,155       5,155
 Accrued expenses and other liabilities              1,988       1,996
                                                   -------     -------
    Total liabilities                              225,847     220,598

 EQUITY
 Preferred stock (no par value, 1,000,000 shares
  authorized, none issued or outstanding)
 Common stock (par value $0.01 per share;
  9,000,000 shares authorized; 1,223,572 shares
  issued; 1,079,822 and 1,084,357 shares
  outstanding at December 31, 2007 and
  June 30, 2007, respectively)                          12          12
 Additional paid-in capital                          4,441       4,387
 Unallocated common stock held by employee stock
  ownership plan ("ESOP")                              (74)        (92)
 Treasury stock, at cost (143,750 and 139,215
  shares at December 31, 2007 and June 30, 2007,
  respectively)                                     (4,908)     (4,759)
 Retained earnings                                  25,805      25,448
 Accumulated other comprehensive (loss) income        (137)       (908)
                                                   -------     -------
    Total equity                                    25,139      24,088

    Total liabilities and equity                   250,986     244,686
                                                   =======     =======

                    EAGLE BANCORP AND SUBSIDIARY
                  Consolidated Statements of Income
              (In Thousands, except for Per Share Data)

                             Three Months Ended     Six Months Ended
                                December 31,          December 31,
                            --------------------  --------------------
                              2007       2006       2007       2006
                            ---------  ---------  ---------  ---------
 Interest and Dividend
  Income:
 Interest and fees on loans    $2,751     $2,378     $5,419     $4,689
 Interest on deposits with
  banks                            27         16         34         28
 Securities held-to-maturity        9         11         18         22
 Securities available-for-
  sale                            704        696      1,426      1,356
 FHLB Stock dividends               3          1          5          1
                            ---------  ---------  ---------  ---------
   Total interest and
    dividend income             3,494      3,102      6,902      6,096
                            ---------  ---------  ---------  ---------

 Interest Expense:
 Deposits                       1,171      1,042      2,356      1,976
 Advances and other
  borrowings                      471        355        910        686
 Subordinated debentures           75         75        150        150
                            ---------  ---------  ---------  ---------
   Total interest expense       1,717      1,472      3,416      2,812
                            ---------  ---------  ---------  ---------

 Net Interest Income            1,777      1,630      3,486      3,284
 Loan loss provision                0          0          0          0
                            ---------  ---------  ---------  ---------
 Net interest income after
  loan loss provision           1,777      1,630      3,486      3,284
                            ---------  ---------  ---------  ---------

 Noninterest income:
 Net gain on sale of loans        183        190        382        309
 Demand deposit service
  charges                         190        128        356        263
 Mortgage loan servicing
  fees                            137        133        270        271
 Net gain on sale of
  available-for-sale
  securities                        0          1          0          1
 Net gain (loss) on
  securities FAS 159             (390)                 (431)
 Other                            149        140        276        285
                            ---------  ---------  ---------  ---------
   Total noninterest income       269        592        853      1,129
                            ---------  ---------  ---------  ---------

 Noninterest expense:
 Salaries and employee
  benefits                      1,008        914      1,954      1,752
 Occupancy expenses               130        133        265        275
 Furniture and equipment
  depreciation                     70         68        141        147
 In-house computer expense         84         70        158        141
 Marketing expense                 70         60        133        153
 Amortization of mtg
  servicing fees                   75         73        141        149
 Federal insurance premiums         5          5         10         11
 Postage                           33         21         56         39
 Legal,accounting, and
  examination fees                 65         66        121        124
 Consulting fees                    7         20         22         36
 ATM processing                    13         10         27         22
 Other                            227        221        427        428
                            ---------  ---------  ---------  ---------
   Total noninterest expense    1,787      1,661      3,455      3,277
                            ---------  ---------  ---------  ---------

 Income before provision
  for income taxes                259        561        884      1,136
                            ---------  ---------  ---------  ---------

 Provision for income taxes        40        100        201        253
                            ---------  ---------  ---------  ---------

 Net income                      $219       $461       $683       $883
                            =========  =========  =========  =========

 Basic earnings per share       $0.20      $0.43      $0.64      $0.82
                            =========  =========  =========  =========

 Diluted earnings per share     $0.18      $0.38      $0.56      $0.73
                            =========  =========  =========  =========

 Weighted average shares
  outstanding (basic eps)   1,070,862  1,072,540  1,071,651  1,073,100
                            =========  =========  =========  =========

 Weighted average shares
  outstanding (diluted eps) 1,213,612  1,209,012  1,213,035  1,208,435
                            =========  =========  =========  =========

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and Chief Financial
           Officer
            (406) 457-4007